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Exhibit 99.3


MCSi COMPLETES PURCHASE OF INTELLISYS ASSETS

DAYTON, Ohio--(BUSINESS WIRE)--Jan. 3, 2001--MCSi, Inc. (Nasdaq:MCSI - news) announced today that it completed the previously announced transaction to purchase a significant portion of the assets of Intellisys Group, Inc.

"The acquisition of the Intellisys business solidifies our position as the leading North American provider of integrated audio, video and broadcast technical services and presentation, broadcast and computer technology products," said Michael E. Peppel, Chairman, President and Chief Executive Officer of MCSi, Inc. "Our organization has a tremendous amount of momentum heading into 2001. The new customer accounts, technical and sales staff and office locations that we acquired will be an excellent addition to MCSi," Mr. Peppel concluded.

Approximately 400 Intellisys employees will become employees of MCSi, Inc. and will occupy offices in Washington, Oregon, California, Colorado, Texas, Georgia and Massachusetts.

About MCSi

MCSi has emerged as North America's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audiovisual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and contributed to the dramatic growth of the company. MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic initiatives. Customers benefit from MCSi's years of experience, extensive product knowledge, and strong relationships maintained with manufacturers and technology leaders.

With the largest selection of audiovisual presentation, computer, and office automation products and the legacy of technical support and field service in 126 locations across the United States and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform powered by its subsidiary, Zengine, Inc. Additional information regarding MCSi can be obtained at WWW.MCSiNET.COM (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, functionality of hardware and software, actions of competitors, MCSi's ability to manage its growth, its ability to integrate the entities that it acquires, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could


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affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended
December 31, 1999, and its Form 10-Q for the quarter ended September 30, 2000.